Exhibit 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x8262	(310) 208-2550
CERADYNE, INC. REPORTS THIRD QUARTER, NINE-MONTH
2007 FINANCIAL RESULTS
Nine Month Record Levels
Costa Mesa, Calif.—October 30, 2007—Ceradyne, Inc. (Nasdaq: CRDN) reported financial results for the third quarter and nine months ended September 30, 2007, including record nine month results.
Sales for third-quarter 2007 rose $5.8 million or 3.1% to $191.6 million from $185.8 million in third-quarter 2006.
Net income for third-quarter 2007 decreased by $4.2 million, or 11.6%. to $32.7 million, or $1.16 per fully diluted share, compared to $36.9 million, or $1.34 per fully diluted share, in the third-quarter of 2006. The $1.16 per fully diluted share includes the effect of certain after tax expenses totaling approximately $6.2 million. These certain expenses include:
• After tax expenses of $0.9 million incurred in connection with the two acquisitions that we completed during the quarter ended September 30, 2007. These expenses relate primarily to a higher cost of goods sold from the step up of inventory and the amortization of backlog. There were no such expenses in the third quarter of 2006.
• After tax expenses of $0.5 million due to severance charges incurred during the quarter ended September 30, 2007.
• Research and development expenses in third quarter 2007 were $5.7 million compared to $2.5 million in third quarter 2006. This increase of $3.2 million or $1.9 million after tax was primarily related to the development and proposal of Ceradyne’s BULL™ combat vehicle (including submittal of two prototype versions of the actual combat vehicles) and development and proposal of XSAPI body armor. The proposal for the BULL™ combat vehicle, including prototype vehicles and other items, was submitted on September 28, 2007, and the XSAPI/ESAPI proposal is due November 13, 2007.
• The provision for income taxes in third quarter 2007 was 39.6% compared to 31.7% in third quarter 2006. This increase in the provision for income taxes for the third quarter 2007 included a tax adjustment of $2.9 million. This adjustment was due to an out of period after tax adjustment caused by an under accrual of state income taxes related to an apportionment factor. We expect the provision for income taxes to return to approximately 36.0% in future periods.
Fully diluted average shares outstanding for the third quarter were 28.1 million compared to 27.5 million in the same period in 2006.
Gross profit margins increased to 39.6% of net sales in third-quarter 2007 from 38.0% in third-quarter of 2006.
Sales for the nine months ended September 30, 2007 reached a record $565.4 million, up from $484.2 million in the same period last year. Net income for the first nine months of 2007 increased to a record

$109.0 million, or $3.93 per fully diluted share, on 27.8 million shares, from $90.7 million, or $3.31 per fully diluted share, on 27.4 million shares, for the nine-month period in 2006.
New bookings for third quarter 2007 were $163.6 million, compared to $138.3 million for the same period last year. For the first nine months of 2007, new bookings were $395.3 million, compared to $416.5 million for the comparable period last year.
Total backlog as of September 30, 2007 was $173.1 million, compared to total backlog at September 30, 2006 of $209.1 million.
Joel P. Moskowitz, Ceradyne president and chief executive officer, commented, “The third quarter 2007 was very exciting for Ceradyne and we believe laid the groundwork for future growth in 2008 and beyond.
“We completed the acquisitions of Minco, Inc. and EaglePicher Boron, LLC as previously announced. Although early in the integration process for both acquisitions, we continue to be very enthused regarding their growth prospects.
“Minco provides Ceradyne its starting powders of high purity fused silica for our production of crucibles used in the manufacture of photovoltaic solar cells. Due to our projected strong growth of the solar cell crucible business, particularly in China, Ceradyne has committed approximately $5.0 million to expand Minco’s manufacturing capacity for fused silica powder from 5.0 million pounds per year to 30.0 million pounds per year by 2009.
“Our new Ceradyne Boron Products subsidiary (formerly EaglePicher Boron, LLC) produces the 10B boron isotope for peaceful electricity generating nuclear reactor uses and the 11B boron isotope for use in ion implantation in the fabrication of semiconductors. Although we continue to believe that nuclear uses of the 10B isotope will be a growth area and complement our Ceradyne Canada operation, we have recently become aware of additional new uses of the 11B isotope in semiconductor applications. We are currently evaluating semiconductor opportunities.
“We have recently promoted Ceradyne’s chief technology officer Dr. Thomas Juengling to the position of President, ESK Ceramics, in Kempten, Germany. Dr. Juengling has 10 years combined experience with ESK and Ceradyne and will be focused on ESK’s continued expansion of its BORONEIGE® cosmetic ceramic powder business and ESK’s industrial ceramic operations. He will also continue to lead Ceradyne’s efforts to develop its ceramic components for use in the primary smelting of aluminum.”
Moskowitz continued, “In the forty years since I participated in the founding of Ceradyne, the Company has never been involved with a program as exciting and with the financial potential as large as our involvement with the BULL™ combat vehicle. Together with our team partners Oshkosh Truck Company and Ideal Innovations, Inc., we have developed an EFP (explosively formed penetrator) resistant vehicle, which we submitted on September 28, 2007 in response to a government request for proposal. The military is currently evaluating the two vehicles we submitted along with our proposal, as well as several competitive proposals.
“We anticipate a response from the government in late 2007 or first quarter 2008. If there is a positive response, we anticipate a modest order with deliveries in early 2008. As the process continues, more substantive production orders could be issued with deliveries in the second half of 2008.
“Ceradyne’s manufacturing of the BULL™ combat vehicle is anticipated to be performed in Michigan.”
Regarding Guidance, Moskowitz added: “On February 26, 2007, Ceradyne increased its guidance for 2007 to a sales range of $720 million to $740 million with an earnings range of $5.20 to $5.40 per fully diluted share. We continue to believe, based on our 2007 nine-month results and our internal projections for the fourth quarter, that we will meet our full year 2007 guidance with sales at the upper range of the guidance and earnings at the lower range.
“In the past, we have issued forward full-year guidance in the prior year once we felt we had reasonable visibility. Due to the potential magnitude of the BULL™ combat vehicle, as well as the five-year XSAPI/ESAPI proposal, neither of which has been awarded, we are providing the following guidance with an unusually wide range. The lower range reflects all of our current business units, as well as body armor reduced somewhat from the current shipping level (even though multi-year XSAPI/ESAPI orders will not be issued until early 2008), but does not include any production of the BULL™ combat vehicle. The higher end of the range includes the lower end plus production of the BULL™ combat vehicle in the second half of 2008.
“Therefore our initial 2008 guidance is:
•	Sales range from $780.0 million to $1.067 billion, and

•	Earnings range from $5.60 to $6.65 per fully diluted share.”
Ceradyne will host a conference call today at 8:00 a.m. PDT (11:00 a.m. EDT) to discuss its 2007 third quarter results. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will be available beginning at 11:00 a.m. PDT today through 9:00 p.m. PDT on November 1, 2007. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 20133874.
Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site: www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.
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Below is a summary of unaudited comparative results.
CERADYNE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
NET SALES	$191,606	$185,796	$565,408	$484,159
COST OF PRODUCT SALES	115,819	115,265	335,125	295,962

Gross profit	75,787	70,531	230,283	188,197
OPERATING EXPENSES
Selling	6,872	5,678	19,617	17,368
General and administrative	11,280	8,744	30,218	26,117
Research and development	5,680	2,532	13,561	7,731

	23,832	16,954	63,396	51,216

Income from operations	51,955	53,577	166,887	136,981

OTHER INCOME (EXPENSE):
Royalty income	30	30	105	90
Interest income	3,291	1,753	9,542	4,355
Interest expense	(1,104)	(1,023)	(3,154)	(3,081)
Miscellaneous	(103)	(257)	54	(377)

	2,114	503	6,547	987
Income before provision for income taxes	54,069	54,080	173,434	137,968
PROVISION FOR INCOME TAXES	21,419	17,158	64,392	47,304

NET INCOME	32,650	36,922	109,042	90,664

BASIC INCOME PER SHARE	$1.20	$1.37	$4.00	$3.37

DILUTED INCOME PER SHARE	$1.16	$1.34	$3.93	$3.31

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	27,304	27,000	27,231	26,887
DILUTED	28,052	27,461	27,766	27,372

CERADYNE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30,	December 31,
	2007	2006
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$15,146	$13,547
Restricted cash	2,633	—
Short-term investments	155,970	190,565
Accounts receivable, net of allowances for doubtful accounts of approximately $893 and $1,158 at September 30, 2007 and December 31, 2006, respectively	96,569	77,162
Other receivables	5,236	3,289
Inventories, net	102,552	73,109
Production tooling, net	19,604	20,975
Prepaid expenses and other	15,408	11,859
Deferred tax asset	12,019	11,469

TOTAL CURRENT ASSETS	425,137	401,975

PROPERTY, PLANT AND EQUIPMENT, net	232,529	183,011
INTANGIBLE ASSETS, net	38,221	8,389
GOODWILL	45,813	16,518
OTHER ASSETS	4,122	3,922

TOTAL ASSETS	$745,822	$613,815

CURRENT LIABILITIES
Accounts payable	$34,103	$35,470
Accrued expenses	22,908	21,821
Income taxes payable	2,047	12,621

TOTAL CURRENT LIABILITIES	59,058	69,912
LONG-TERM DEBT	121,000	121,000
EMPLOYEE BENEFITS	15,609	13,274
OTHER LONG TERM LIABILITY	6,964	—
DEFERRED TAX LIABILITY	6,237	3,018

TOTAL LIABILITIES	208,868	207,204
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Common stock, $0.01 par value, 100,000,000 authorized, 27,314,780 and 27,119,012 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	272	272
Additional paid in capital	185,915	178,252
Retained earnings	326,078	217,036
Accumulated other comprehensive income	24,689	11,051

TOTAL SHAREHOLDERS’ EQUITY	536,954	406,611

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$745,822	$613,815